Exhibit 99.1

NETLIST REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

IRVINE, CALIFORNIA, February 29, 2016 - Netlist, Inc. (NASDAQ: NLST), a leading provider of high performance memory solutions for the cloud computing and storage markets, today reported financial results for the fourth quarter and full year ended January 2, 2016.

Revenues for the three months ended January 2, 2016, were $2.9 million, compared to revenues of $2.5 million for the fourth quarter ended December 27, 2014.  Gross profit for the three months ended January 2, 2016, was $1.3 million compared to a gross loss of ($113,000), for the fourth quarter ended December 27, 2014.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) loss is a non-GAAP measure in which the net interest expense, benefit of income taxes, depreciation, amortization, stock-based compensation and net other income (expense) are added back to the GAAP basis net income (loss). The non-GAAP measures are described below and are reconciled to the corresponding GAAP measure in the consolidated financial statements portion of this release under the heading “Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA.” The adjusted EBITDA loss was ($1.4) million for the fourth quarter ended January 2, 2016, compared to an adjusted EBITDA loss of ($4.8) million for the prior year period.

Net loss for the fourth quarter ended January 2, 2016, was ($4.3) million, or ($0.09) loss per share, compared to a net loss in the prior year period of ($5.8) million, or ($0.14) loss per share.  These results include stock-based compensation expense of $0.5 million for the fourth quarters of 2015 and 2014 and nonrecurring other expense of $1.7 million in the fourth quarter of 2015.

Revenues for the twelve months ended January 2, 2016, were $8.0 million, compared to revenues of $19.2 million for the twelve months ended December 27, 2014.  Gross profit for the twelve months ended January 2, 2016, was $2.1 million, or 26.2 percent of revenues, compared to a gross profit of $4.0 million, or 20.7 percent of revenues, for the twelve months ended December 27, 2014.

Adjusted EBITDA loss was ($15.3) million for the twelve months ended January 2, 2016, compared to an adjusted EBITDA loss of ($10.9) million for the prior year period.

Net loss for the twelve months ended January 2, 2016, was ($20.5) million, or ($0.42) loss per share, compared to a net loss in the prior year period of ($15.4) million, or ($0.38) loss per share.  These results include stock-based compensation expense of $1.8 million and $2.0 million for the twelve month periods ended January 2, 2016 and December 27, 2014, respectively and nonrecurring other expense of $1.0 million for the twelve months ended  January 2, 2016.

As of January 2, 2016, cash and cash equivalents and restricted cash were $20.1 million, total assets were $24.7 million, working capital was $11.9 million, total debt, net of debt discounts, was $13.7 million, and stockholders’ deficit was ($1.3) million.

“The company’s 2015 financial results reflect our significant investment in technology and patents for a new class of memory technology,” said C.K. Hong, Netlist’s Chief Executive Officer. During the year we forged a strategic, multi-pronged alliance with Samsung which provided funding and critical validation for HyperVault.  We enter 2016 with momentum across our business as we kicked off joint development activities with Samsung, secured a landmark patent victory against Inphi affirming our ownership of key intellectual property for LRDIMMs, and expanded our product offering with the introduction of NV4.  We are excited about the opportunities for our breakthrough solutions in the emerging hybrid memory and storage class memory markets, as well as prospects for licensing of our patent portfolio.”

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, February 29, 2015 at 5:00 p.m. Eastern Time to review the company’s results for the fourth quarter ended January 2, 2016.  The dial-in number for the call is 1-412-317-5443.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), may be considered non-GAAP financial measures. Netlist believes this information is useful to investors because it provides a basis for measuring Netlist’s available capital resources, the operating performance of Netlist’s business and Netlist’s cash flow, excluding net interest expense, provisions for income taxes, depreciation, amortization, stock-based compensation and net other  expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). Netlist’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Netlist’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Netlist may not be comparable to similarly titled amounts reported by other companies.

Adjusted EBITDA loss is a non-GAAP measure in which the net interest expense, provision for income taxes, depreciation and amortization, stock-based compensation and net other (income) expense are added back to the GAAP basis loss. The non-GAAP measures are described above and are reconciled to the corresponding GAAP measure in the condensed consolidated financial statements portion of this release under the heading “Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA.”

About Netlist, Inc.

Netlist creates solutions that accelerate turning data into information. We design and manufacture controller and software-based memory solutions for our OEM and Hyperscale customers in the server and storage space. Flagship products NVvault® and EXPRESSvault™ accelerate system performance and provide mission critical fault tolerance. HyperVault®, Netlist’s next-generation architecture, expands the performance and capacity of memory channel storage. The company holds a portfolio of patents, many seminal, in the area of hybrid memory, rank multiplication and load-reduction, among others. To learn more, visit www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, our ability to regain compliance with NASDAQ listing rules, risks associated with the launch and commercial success of our products, programs and technologies; our capital resources; the success of product partnerships; continuing development, qualification and volume production of HyperVault™, EXPRESSvault™, NVvault®, HyperCloud® and VLP Planar-X RDIMM; the timing and magnitude of the decrease in sales; our ability to leverage our NVvault® and EXPRESSvault™ technology in a more diverse customer base; the rapidly-changing nature of technology; risks associated with intellectual property, including risks associated with the inherent uncertainty of the litigation process; patent infringement litigation against us as well as the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of our patents being reexamined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on March 27, 2015, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

For more information, please contact:

Brainerd Communicators, Inc.	Netlist, Inc.
Mike Smargiassi or Jenny Perales	Gail M. Sasaki
NLST@braincomm.com	Chief Financial Officer
(212) 986-6667	(949) 435-0025

Netlist, Inc.

Consolidated Balance Sheets

(in thousands)

	January 2, 2016	December 27, 2014
ASSETS
Current assets:
Cash and cash equivalents	$19,684	$11,040
Restricted cash	400	700
Accounts receivable, net	716	1,091
Inventories	1,658	1,880
Prepaid expenses and other current assets	1,739	735
Total current assets	24,197	15,446
Property and equipment, net	408	393
Other assets	61	69
Total assets	$24,666	$15,908

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$3,299	$3,957
Accrued payroll and related liabilities	1,243	710
Accrued expenses and other current liabilities	340	420
Deferred revenue	6,857	—
Accrued engineering charges	500	500
Current portion of long-term debt, net of debt discount	13	1,952
Total current liabilities	12,252	7,539
Long-term debt, net of current portion and debt discount	13,699	3,551
Long-term warranty liability	49	99
Total liabilities	26,000	11,189
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	50	41
Additional paid-in capital	132,011	117,546
Accumulated deficit	(133,395)	(112,868)
Total stockholders’ (deficit) equity	(1,334)	4,719
Total liabilities and stockholders’ (deficit) equity	$24,666	$15,908

Netlist, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014
Net product sales	$1,709	$2,516	$6,869	$19,195
Non-recurring engineering revenues	1,143	—	1,143	—
Total net revenues	2,852	2,516	8,012	19,195
Cost of sales(1)	1,583	2,629	5,915	15,231
Gross profit (loss)	1,269	(113)	2,097	3,964
Operating expenses:
Research and development(1)	1,680	1,234	6,049	4,586
Intellectual property legal fees, net of settlement transactions	(1,091)	2,465	5,588	6,387
Selling, general and administrative(1)	2,628	1,611	7,841	6,796
Total operating expenses	3,217	5,310	19,478	17,769
Operating loss	(1,948)	(5,423)	(17,381)	(13,805)
Other expense, net:
Interest expense, net	(648)	(393)	(2,064)	(1,574)
Other income (expense), net	(1,748)	5	(1,081)	—
Total other expense, net	(2,396)	(388)	(3,145)	(1,574)
Loss before provision for income tax	(4,344)	(5,811)	(20,526)	(15,379)
Provision for income taxes	—	—	1	2
Net loss	$(4,344)	$(5,811)	$(20,527)	$(15,381)
Net loss per common share:
Basic and diluted	$(0.09)	$(0.14)	$(0.42)	$(0.38)

Weighted-average common shares outstanding:
Basic and diluted	50,354	41,483	48,967	40,304

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$16	$14	$53	$56
Research and development	152	178	613	726
Selling, general and administrative	309	269	1,104	1,230

Netlist, Inc.

Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Year Ended
	January 2, 2016	December 27, 2014	January 2, 2016	December 27, 2014

GAAP net loss	$(4,344)	$(5,811)	$(20,527)	$(15,381)

Interest expense, net	648	393	2,064	1,574
Provision for income taxes	—	—	1	2
Depreciation and amortization	37	160	349	882
EBITDA (loss)	(3,659)	(5,258)	(18,113)	(12,923)

Stock-based compensation	477	461	1,770	2,012
Other expense (income), net	1,748	(5)	1,081	—
Adjusted EBITDA (loss)	$(1,434)	$(4,802)	$(15,262)	$(10,911)